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                            SFX ENTERTAINMENT, INC.

                   SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

                                JANUARY 15, 1998


BORROWER:               SFX Entertainment, Inc. ("SFX Entertainment").

GUARANTORS:             All direct and indirect domestic subsidiaries of the
                        Borrower at closing and in the future.

FACILITIES:             $350.0 million senior secured credit facilities (the
                        "Facilities") comprised of the following:

                        1. $250.0 million reducing revolving credit facility (the "Revolver"). A $20.0 million sublimit shall be available under the Revolver for the issuance of standby letters of credit ("Letters of Credit") by the Letter of Credit Issuer and, further thereto, upon the issuance of each Letter of Credit, each Lender shall be deemed to have purchased a risk participation in such Letter of Credit in an amount equal to such Lender's pro rata share of the Revolver; and

                        2.   $100.0 million term loan (the "Term Loan").

                        Prior to the date of the execution and delivery of the Facility Documents (the "Closing Date"), the Borrower may, with the consent of the Administrative Agent, increase the Revolver to an amount not to exceed $300.0 million.

                        Prior to the Closing Date, the Term Loan may be increased to an amount not to exceed $150.0 million, provided that the Revolver, at the option of the Administrative Agent, will be reduced by an amount equal to the increase in the Term Loan.

                        Subsequent to the Closing Date and prior to December 31, 1999, the Borrower may request an increase in the Revolver by an amount not to exceed $50.0 million by requesting existing Lenders to increase their commitments and, thereafter, by requesting other institutions (reasonably acceptable to the Administrative Agent) to become Lenders, provided that no existing Lender shall have any obligation to increase its commitment.


USE OF PROCEEDS:        To finance permitted acquisitions and for working
                        capital and general corporate purposes.

ADMINISTRATIVE
AGENT:                  The Bank of New York ("BNY").

LEAD ARRANGER:          BNY Capital Markets, Inc. ("BNYCMI").

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                                PAGE 2


CO-ARRANGERS AND
CO-DOCUMENTATION
AGENTS: Lehman Commercial Paper Inc. and Goldman Sachs Credit Partners L.P. (the Lead Arranger and the Co-Arrangers shall be collectively referred to as the "Arrangers").

LETTER OF CREDIT
ISSUER:                 BNY.

LENDERS: BNY, the Co-Arrangers and a syndicate of financial institutions to be arranged by the Lead Arranger.

FINAL MATURITY:         1.   Revolver - March 31, 2005.

                        2.   Term Loan - March 31, 2006.

COMMITMENT
REDUCTIONS AND
AMORTIZATION:           1. The Revolver commitment shall be reduced in equal
                        quarterly installments commencing March 31, 2000 according to the following table:

                             YEAR                    PERCENTAGE REDUCTION

                             2000                            10.0%
                             2001                            15.0%
                             2002                            20.0%
                             2003                            25.0%
                             2004                            25.0%
                             2005                             5.0%

                        2. The Term Loan shall be repaid by $1.0 million per year with the balance thereof being repaid on Final Maturity.

INTEREST RATES:         Borrowings under the Facilities shall bear interest, at
                        the option of the Borrower, at a rate per annum equal to the Applicable Margin (as defined below) plus either:

                        1. The greater of the following (the "Alternate Base Rate" or "ABR"):

                             (a)  BNY's prime commercial lending rate as
                                  publicly announced to be in effect from time to time (the "Prime Rate"); or

                             (b)  0.50% plus the federal funds rate (as
                                  published by the Federal Reserve Bank of New
                                  York) (the "Federal Funds Rate"); or

                        2. LIBOR (adjusted for reserves) for interest periods of 1, 2, 3 or 6 months.

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                                PAGE 3


APPLICABLE MARGIN:      The Applicable Margin shall be based upon the
                        applicable Total Leverage Ratio (as herein defined) according to the following tables:

                                  APPLICABLE MARGIN FOR THE REVOLVER

                        TOTAL LEVERAGE RATIO      APPLICABLE       APPLICABLE
                                                  ABR MARGIN      LIBOR MARGIN

                              x > 6.50              1.250%           2.375%
                                -
                           6.00 < x < 6.50          1.125%           2.250%
                                -
                           5.50 < x < 6.00          0.875%           2.000%
                                -
                           5.00 < x < 5.50          0.625%           1.750%
                                -
                           4.50 < x < 5.00          0.375%           1.500%
                                -
                           4.00 < x < 4.50          0.125%           1.250%
                                -
                           3.50 < x < 4.00          0.000%           1.000%
                                -
                              x < 3.50              0.000%           0.750%


                                  APPLICABLE MARGIN FOR THE TERM LOAN

                        TOTAL LEVERAGE RATIO      APPLICABLE       APPLICABLE
                                                  ABR MARGIN      LIBOR MARGIN

                              x > 6.00              1.250%           2.375%
                                -
                           5.50 < x < 6.00          1.000%           2.125%
                                -
                           4.50 < x < 5.50          0.875%           2.000%
                                -
                               x < 4.50             0.750%           1.875%

                        Notwithstanding the pricing grids above, the Applicable LIBOR Margin and the Applicable ABR Margin for the Revolver and the Term Loan will be 2.375% and 1.250%, respectively prior to the delivery of a compliance statement for the quarter ended September 30, 1998.

DEFAULT RATE
OF INTEREST:            The applicable interest rate plus 2% per annum on all
                        outstandings during the continuance of an Event of Default. All such interest shall be payable on demand.

COMPUTATION
OF INTEREST:            Interest at the ABR will be computed on the basis of a
                        365 or 366 day year for the actual number of days elapsed for so long as the Prime Rate is applicable and on the basis of a 360 day year for the actual number of days elapsed for so long as the Federal Funds Rate is applicable. Interest at a rate based upon LIBOR will be computed on the basis of a 360 day year for the actual number of days elapsed.

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                                PAGE 4


PAYMENT OF
INTEREST:               Except as otherwise provided under "Default Rate of
                        Interest", above, (i) interest at the Alternate Base
                        Rate will be payable quarterly in arrears, and (ii) interest at a rate based upon LIBOR will be payable in arrears on the last day of the applicable interest period and, if such interest period is longer than three months, every three months during such interest period.

LETTER
OF CREDIT FEE:          A per annum fee for the account of the Lenders equal to
                        the Applicable LIBOR Margin for the Revolver then in effect. The Letter of Credit Fee will be calculated on a per annum basis (on the basis of a 360-day year for the actual number of days elapsed) on the average daily drawable amount of the Letters of Credit, payable quarterly in arrears together with the customary administrative fees of the Letter of Credit Issuer.


COMMITMENT FEE:         A per annum fee on the unused portion of the Revolver
                        based upon the applicable Total Leverage Ratio according to the following table:

                             TOTAL LEVERAGE RATIO          COMMITMENT FEE
                                   x > 4.00                    0.500%
                                   x < 4.00                    0.375%

                        The Commitment Fee shall be payable quarterly in arrears, and upon termination or reduction of the Revolver (on the terminated or reduced portion of the Revolver), and shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

MANDATORY
REDUCTIONS:             Commitments under the Revolver and outstandings under
                        the Term Loan shall be permanently reduced, on a pro rate basis, by the following (in each case to be applied to the remaining commitment reductions and loan amortization payments on a pro rata basis):

                        1. 100% of the net cash proceeds received from permitted asset sales, subject to standard reinvestment provisions.

                        2. 50% of Excess Cash Flow calculated for each fiscal year beginning with the year ended December 31, 2000.

                        3. 50% of net proceeds of any equity issuance to the extent that the Total Leverage Ratio is greater than or equal to 5.00x.


SECURITY:               1.   Pledge of (a) all of the capital stock of each
                             Guarantor, and (b) not less than 66-2/3% of the capital stock of the Borrower's present and future direct and indirect foreign subsidiaries.

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                                PAGE 5


                        2. Pledge of all of the assets (subject to certain non-material exceptions), now owned or hereafter acquired, of the Borrower and each Guarantor.

FUNDING AND
YIELD PROTECTIONS:      Standard provisions for illegality, inability to
                        determine rate, and indemnification for break funding and increased costs or reduced return, including, without limitation, those arising from reserve requirements (if any), taxes, withholding and capital adequacy.

FACILITIES
DOCUMENTATION:          The Facilities shall be subject to the negotiation,
                        execution and delivery of a definitive credit agreement
                        (including schedules, exhibits and ancillary documentation, and including conditions precedent to the consummation of each Identified Acquisition (as defined below)) and other supporting documentation satisfactory to the Lenders and their respective counsel. CONDITIONS PRECEDENT: Usual and customary for credit facilities of this size, type and purpose, including, without limitation:

                        1. SFX Broadcasting, Inc. ("Broadcasting") shall have contributed (such contribution to be in form and substance satisfactory to the Administrative Agent) to the Borrower or the Guarantors all of its existing concert promotion and live entertainment businesses.

                        2. The Borrower shall have issued $275.0 million of unsecured, non-amortizing senior subordinated notes having a maturity of not less than 10 years upon terms and conditions satisfactory to the Administrative Agent in all respects.

                        3. The acquisition by the Borrower or any Guarantor of not less than 85% of the capital stock of PACE Entertainment Corporation ("Pace") shall have been consummated on terms and conditions satisfactory to the Administrative Agent, and all outstanding debt of Pace shall have been refinanced.

                        4. The Borrower shall have entered into definitive purchase agreements on terms acceptable to the Administrative Agent for the purchase of Bill Graham Presents, Inc., Concert/Southern Promotions, Network Magazine, SJS, the Contemporary Group, 100% of the ownership interests in Pavilion Partners (the general partnership between Pace and Amphitheater Entertainment Partners) and 100% of the ownership of Riverport Amphitheater in St. Louis, Mo. (collectively, and together with Pace, the "Identified Acquisitions").

                        5. Completion of all due diligence by, and to the satisfaction of, the Administrative Agent.

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                                PAGE 6


                        6. Receipt of satisfactory UCC, tax and judgment lien searches with respect to the Borrower and each Guarantor.

                        7. Receipt of customary certificates, legal opinions and other documents and records reasonably satisfactory to the Administrative Agent.

                        8.   Consent by all requisite parties to the
                             consummation of the proposed transactions.

REPRESENTATIONS
AND WARRANTIES:         Usual and customary for credit facilities of this size,
                        type and purpose.

COVENANTS:              Usual and customary for credit facilities of this size,
                        type and purpose, including, without limitation:

                        1. Line of business - limited to the promotion and production of concerts, motor sports events and touring theatrical shows, and other businesses incidental or related thereto.

                        2.   Limitations on additional indebtedness.

                        3. Limitations on liens (except customary permitted liens incurred in the ordinary course of business), and limitations on investments.

                        4. Limitations on acquisitions. Any acquisition which is in excess of $50.0 million shall require the prior written consent of the Required Lenders (the Identified Acquisitions shall not be subject to this limitation).

                        5. Prohibition on asset sales other than (i) asset sales in the ordinary course of business, and (ii) other asset sales, provided that (1) no default or Event of Default shall or would exist before or after giving effect thereto, (2) the OCF attributable to all assets sold during the one-year period ending on the date of the proposed sale shall not exceed 10% of the OCF of the Borrower on a consolidated basis; (3) the OCF attributable to all assets sold during the life of the Facilities, after giving effect to the proposed sale shall not exceed 20% of the OCF of the Borrower on a consolidated basis; (4) fair value is received; and (5) at least 75% of the consideration to be received in the form of cash or cash equivalents.

                        6. Prohibition on dividends, repurchases of capital stock, or any other form of cash distributions (each a "Restricted Payment") provided, however, that so long as no default or Event of Default shall or would exist before or after giving effect thereto, a Restricted Payment will be permitted with respect to cash distributions in an amount up to 50% of

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                                PAGE 7


                             Excess Cash Flow for each fiscal year, beginning December 31, 2000, provided that prior to and after giving effect thereto, the Total Leverage Ratio shall be less than 3.50x.

                        7. Limitations on partnerships and joint ventures, other than certain permitted partnerships and joint ventures to be determined.

                        8. Prohibition on transactions with affiliates, other than (a) certain permitted transactions, and (b) transactions on an "arms-length" basis.

FINANCIAL
COVENANTS:              1.   Total Leverage Ratio:

                             The Total Leverage Ratio shall not at any time exceed the ratio set forth below with respect to the applicable period set forth below:

                                   PERIOD                 TOTAL LEVERAGE RATIO
                              Closing - 09/29/98                  6.75x
                             09/30/98 - 12/30/98                  6.50x
                             12/31/98 - 06/29/99                  6.25x
                             06/30/99 - 12/30/99                  5.75x
                             12/31/99 - 12/30/00                  5.25x
                             12/31/00 - 12/30/01                  4.50x
                             12/31/01 - thereafter                3.75x

                        2. Senior Leverage Ratio: The Senior Leverage Ratio shall not at any time exceed the ratio set forth below with respect to the applicable period set forth below:

                                   PERIOD                 SENIOR LEVERAGE RATIO
                              Closing - 09/29/98                  3.75x
                             09/30/98 - 12/30/98                  3.50x
                             12/31/98 - 12/30/99                  3.25x
                             12/31/99 - 12/30/00                  3.00x
                             12/31/00 - thereafter                2.50x

                        3. Interest Expense Ratio: The Interest Expense Ratio shall not at any fiscal quarter end be less than the ratio set forth below with respect to the applicable period set forth below:

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                                PAGE 8


                                   PERIOD                         RATIO
                              Closing - 12/31/98                  1.50x
                             01/01/99 - thereafter                2.00x

                        4.   Debt Service Ratio:
                             The Debt Service Ratio shall not at any fiscal quarter end be less than the ratio set forth below with respect to the applicable period set forth below:

                                   PERIOD                         RATIO
                              Closing - 12/31/98                  1.25x
                             01/01/99 - thereafter                1.50x

                        5.   Fixed Charges Ratio:
                             The Fixed Charges Ratio shall not at any fiscal quarter end be less than 1.05x.

EVENTS OF DEFAULT:      Usual and customary for credit facilities of this size,
                        type and purpose, including, without limitation, any Change of Control.

ASSIGNMENTS AND
PARTICIPATIONS:         Each Lender may (a) with the consent of the Borrower,
                        the Letter of Credit Issuer and the Administrative
                        Agent (such consents not to be unreasonably withheld and, with respect to the Borrower, not to be required during the continuance of an Event of Default) and the payment of a $3,500 assignment fee to the Administrative Agent, assign all or a portion (in minimum amounts to be determined) of its interest in the Facilities and (b) without the consent of the Borrower, the Letter of Credit Issuer or the Administrative Agent, (i) grant participations in all or a portion of its interest in the Facilities, (ii) assign all or a portion (in minimum amount to be determined) of its Interest in the Facilities to one of its affiliates or another Letter, and (iii) to pledge and assign as collateral to a Federal Reserve Bank all or a portion of its interest in the Facilities.

EXPENSES AND
INDEMNIFICATION:        All fees and expenses of (A) the Administrative Agent
                        and the Arrangers related to this transaction, and the syndication thereof (including, without limitation, all fees and disbursements of counsel to the Arrangers in connection with the preparation, negotiation and closing of, or any amendment or modification to, the Facility Documents and the administration of the Facilities) whether or not the transaction is consummated, and (B) the Lenders in connection with the enforcement of, and the protection of their rights under, the Facility Documents, would be paid by the Borrower. Documentation shall contain expense and indemnification provisions for the benefit of the Administrative Agent and the Lenders customary for transactions of this type.

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                                PAGE 9


VOTING RIGHTS:          Increases in commitments (except as otherwise expressly
                        provided), reduction in amount or extension of time of any payment, reduction in any rate of interest or any fee, extensions of commitments, changes in funding and yield protections and indemnities, changing the definition of Required Lenders, assignment by the Borrower of rights or obligations under the Facility
                        Documents (except for certain permitted mergers and consolidations) and the release of any Guarantor or collateral will require the approval of all Lenders. In all other cases, Required Lenders will have the authority to approve amendments and waivers to the Facility Documents.

REQUIRED LENDERS:       Lenders with 51% of the Facilities.

SPECIAL COUNSEL TO
THE ADMINISTRATIVE
AGENT:                  Emmet, Marvin & Martin, LLP.

MISCELLANEOUS
PROVISIONS:             1.   The Facility Documents will be governed by New
                             York law.

                        2. Consent and submission to the jurisdiction of New York and federal courts in New York City.

                        3.   Waiver of trial by jury.

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                               PAGE 10


                                  DEFINITIONS

CHANGE OF
CONTROL: Shall mean any of: (i) at any time prior to the spin-off of the Borrower from SFX Broadcasting, Inc., the failure of SFX Broadcasting, Inc. to own or control 100% of the capital stock of the Borrower; (ii) a "change of control", as such term is defined in the indenture to the Borrower's senior subordinated notes;
                        (iii) the failure of Robert F.X. Sillerman
                        ("Sillerman"), any affiliate of Sillerman or, together with any executor, heir or successor appointed to take control of Sillerman's affairs in the event of his death, disability or incapacity, to own directly or indirectly, in the aggregate, of record and beneficially, more than 30% of the voting power of all issued and outstanding capital stock of the Borrower;
                        (iv) if within 90 days after the date Sillerman ceases to be employed by the Borrower in his present capacity, a replacement for Sillerman reasonably satisfactory to the Required Lenders has not been appointed; or (v) any other Person shall own, beneficially, in excess of 10% of the voting power of all issued and outstanding capital stock of the Borrower.

DEBT SERVICE:           For the most recently completed four fiscal quarters of
                        the Borrower, the sum of: (i) Interest Expense, (ii) the scheduled maturities of Total Debt, and (iii) commitment reductions in respect of revolving credit facilities.

PRO FORMA
DEBT SERVICE
RATIO:                  The ratio of OCF to Pro Forma Debt Service.

EXCESS CASH FLOW:       Operating Cash Flow (before any adjustments to reflect
                        acquisitions, sales and exchanges during such period) for each fiscal year of the Borrower less the sum of the following during such fiscal year: (i) Fixed
                        Charges, and (ii) voluntary repayments of the Facilities provided that the Facilities are permanently reduced by a like amount.

FIXED CHARGES:          For the most recently completed four fiscal quarters of
                        the Borrower and its subsidiaries on a consolidated basis, the sum of the following paid during such fiscal period: (i) Debt Service; (ii) cash income taxes; (iii) capital expenditures (excluding certain special capital expenditures associated with the Jones Beach Marine
                        Amphitheater, the Seattle Amphitheater, the Atlanta
                        Amphitheater and the PNC Bank Arts Center and acceptable to the Administrative Agent); and (iv) investments in unconsolidated subsidiaries, partnerships and joint ventures ("Unconsolidated
                        Investments").


FIXED CHARGES
RATIO: The ratio of OCF (before any adjustments to reflect acquisitions, sales and exchanges) to Fixed Charges.

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SUMMARY OF PRINCIPAL TERMS AND CONDITIONS                               PAGE 11


INTEREST EXPENSE:       The sum of all interest expense and commitment fees
                        incurred with respect to Total Debt.

PRO FORMA
INTEREST EXPENSE
RATIO:                  The ratio of OCF to Pro Forma Interest Expense.


OPERATING
CASH FLOW ("OCF"):      For the most recently completed four fiscal quarters,
                        (i) revenues minus (ii) expenses (excluding depreciation, amortization (amortization expense shall not include capitalized pre-production costs), interest expense and income tax expense), plus (iii) certain non-recurring expense items or non-cash expense items mutually agreed upon, plus (iv) the lesser of (a) the equity income from Unconsolidated Investments, and (b) cash dividends and other cash distributions from Unconsolidated Investments, provided, however, that the total amount determined under this clause (iv) and added to OCF shall not exceed 10% of OCF before overhead.

                        OCF will be adjusted to reflect acquisitions, dispositions and exchanges during such period as if they had occurred at the beginning of such period.

PRO FORMA
DEBT SERVICE:           The sum of: (i) Pro Forma Interest Expense and (ii) the
                        scheduled current maturities of Total Debt (and current commitment reductions in respect of revolving credit facilities) each measured for the four fiscal quarters immediately succeeding the date of determination.

PRO FORMA
INTEREST EXPENSE:       Interest Expense anticipated for the four fiscal
                        quarters following the calculation quarter, giving effect to the Total Debt outstanding and the rates in effect as of the date of determination and the commitment reductions and debt amortization scheduled during such period.

SENIOR
DEBT: Total Debt less the amount outstanding under the senior subordinated notes.

SENIOR
LEVERAGE RATIO:         The ratio of: (i) Senior Debt less cash and cash
                        equivalents in excess of $5 million to (ii) OCF.

TOTAL DEBT:             Shall include all outstandings under the Facilities and
                        any other borrowed money and similar type indebtedness
                        (including capital lease obligations) of the Borrower and its subsidiaries, on a consolidated basis.

TOTAL
LEVERAGE RATIO:         The ratio of: (i) Total Debt less cash and cash
                        equivalents in excess of $5 million to (ii) OCF.